For Immediate Release

Arbitron and Clear Channel Sign Multi-Year Agreement
for Portable People Meter Radio Ratings Services in 46 Markets.

NEW YORK, June 27, 2007 – Arbitron Inc. (NYSE: ARB) today announced that Clear Channel Radio (“Clear Channel”), a division of Clear Channel Communications, Inc., has signed a multi-year agreement for Portable People MeterTM radio ratings services in 46 markets, as and when those services are rolled out by Arbitron. The agreement encompasses all Clear Channel radio stations in those markets that Arbitron has converted or is planning to convert to the Portable People Meter ratings methodology by the end of 2010.

The agreement expires December 31, 2011, and also extends until that date the current contract for diary-based radio ratings in each of the markets covered by the agreement that have not been converted to Portable People Meter radio ratings before the end of 2008, the expiration date of the current diary agreement with Clear Channel.

Clear Channel is Arbitron’s largest radio ratings subscriber and represented approximately 19 percent of Arbitron’s revenue in 2006.

By the end of 2010, Arbitron is scheduled to deploy the Portable People Meter in the top 50 markets in place of the paper and pencil diary method that the company has employed to collect radio audience estimates since 1965.

Editor’s Note: This press release was updated from Arbitron’s June 26, 2007 announcement to remove Clear Channel’s company description. All contractual information remains the same.

About the Portable People Meter

The Arbitron Portable People Meter system uses a passive audience measurement device – about the size of a small cell phone – to track consumer exposure to media and entertainment, including broadcast, cable and satellite television; terrestrial, satellite and online radio as well as cinema advertising and many types of place-based electronic media. Carried throughout the day by randomly selected survey participants, the PPMTM device can track when and where they watch television, listen to radio as well as how they interact with other forms of media and entertainment.

The PPM detects inaudible codes embedded in the audio portion of media and entertainment content delivered by broadcasters, content providers and distributors. At the end of the day, the meter is placed in a docking station that extracts the codes and sends them to a central computer. The PPM is equipped with a motion sensor, a patented quality control feature unique to the system, which allows Arbitron to confirm the compliance of the PPM survey participants every day.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 2,100 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” “is scheduled to,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

• renew contracts with large customers as they expire;
• successfully execute our business strategies, including implementation of our Portable People MeterTM system and entering into joint-venture or other material third-party agreements;
• effectively manage the impact of any further consolidation in the radio and advertising agency industries;
• keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;
• successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;
• successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;
• successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and
• successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.